UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2009

SEATTLE GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-32405	91-1874389
(Commission File Number)	(IRS Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (425) 527-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On December 10, 2009, Seattle Genetics, Inc. (the “Company”) received written notice from Genentech, Inc. (“Genentech”), a wholly owned member of the Roche Group, that Genentech has elected to terminate in its entirety that certain Collaboration Agreement, effective as of February 5, 2007, by and among the Company and Genentech, for the development and commercialization of dacetuzumab (the “Dacetuzumab Collaboration Agreement”). The termination of the Dacetuzumab Collaboration Agreement will be effective 180 days from the date of the notice, or June 8, 2010 (the “Termination Date”). The decision by Genentech to terminate the Dacetuzumab Collaboration Agreement was the result of Genentech’s ongoing portfolio review process. The Company’s ongoing antibody-drug conjugate collaboration with Genentech pursuant to that certain Collaboration Agreement, dated April 19, 2002, between the Company and Genentech was unaffected by Genentech’s decision to terminate the Dacetuzumab Collaboration Agreement.

Under the terms of the Dacetuzumab Collaboration Agreement, Genentech was granted worldwide exclusive rights to develop, market and sell dacetuzumab and the Company was granted an option to co-promote dacetuzumab in the United States. Upon entering into the Dacetuzumab Collaboration Agreement, the Company received an upfront payment of $60 million, and was entitled to receive potential milestone payments exceeding $800 million and escalating double-digit royalties starting in the mid-teens on annual net sales of dacetuzumab. Genentech was responsible for funding research, development, manufacturing and commercialization costs for dacetuzumab, including reimbursing the Company for all costs that the Company incurred in connection with clinical and development activities that the Company conducted for the dacetuzumab development program. Genentech remains responsible for funding ongoing development costs for dacetuzumab until the Termination Date, and after such date, Genentech will reimburse the Company for the costs of completing any dacetuzumab clinical trials that are ongoing as of the Termination Date. At the Company’s request, Genentech will also supply dacetuzumab to the Company for a period of time following the Termination Date. Effective on the Termination Date, all rights to dacetuzumab will revert to the Company, and Genentech will grant to the Company a worldwide, exclusive license, under certain Genentech intellectual property, to develop, market and sell dacetuzumab, subject to a mid single-digit royalty payable to Genentech, which includes any royalty payable under the Non-Exclusive Cabilly Patent License dated March 6, 2003 between the parties. Aside from ongoing clinical trials, the Company will be responsible for and will solely fund any new dacetuzumab development and clinical trial activities undertaken after the Termination Date, which could significantly delay the dacetuzumab development process or result in the discontinuation of the development of dacetuzumab. The foregoing is only a brief description of the material terms of the Dacetuzumab Collaboration Agreement, does not purport to be complete and is qualified in its entirety by reference to the Dacetuzumab Collaboration Agreement that was filed as Exhibit 10.2 to the Company’s quarterly report on Form 10-Q filed with the SEC on May 8, 2007.

In addition to the Dacetuzumab Collaboration Agreement the Company has the following material relationships with Genentech or its affiliates:

A Collaboration Agreement dated April 19, 2002, between the Company and Genentech providing for the license of the Company antibody-drug conjugate technology to Genentech, which was filed as Exhibit 10.20 to the Company’s quarterly report on Form 10-Q for the period ending June 30, 2002; and

A Non-Exclusive Cabilly Patent License Agreement dated March 6, 2003, between the Company and Genentech providing for the license of patent rights to the Company, which was filed as Exhibit 10.25 to the Company’s Form 10-Q for the period ending March 31, 2003.

On December 11, 2009, the Company issued a press release announcing the termination of the Dacetuzumab Collaboration Agreement as well as certain related matters. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

99.1	Press release, dated December 11, 2009, entitled “Seattle Genetics Announces Termination of Collaboration Agreement with Genentech for Dacetuzumab (SGN-40)”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Dated: December 11, 2009	By:	/s/ CLAY B. SIEGALL Clay B. Siegall President and Chief Executive Officer

EXHIBIT INDEX

Number	Description

99.1	Press release, dated December 11, 2009, entitled “Seattle Genetics Announces Termination of Collaboration Agreement with Genentech for Dacetuzumab (SGN-40)”